                           GUARANTEE FEE ASSIGNMENT


          THIS ASSIGNMENT (the "Assignment"), dated as of June 1, 1995, is made by Green Tree Financial Corporation, a Delaware corporation ("Green Tree") in favor of Green Tree Manufactured Housing Net Interest Margin Finance Corp. I, a Delaware corporation ("Finance I") and a wholly owned subsidiary of Green Tree. (All capitalized terms used herein and not defined herein shall have the meanings assigned to them in that certain Trust Agreement dated as of June 1, 1995 (the "Trust Agreement") among Finance I, Green Tree Manufactured Housing Net Interest Margin Finance Corp. II and Wilmington Trust Company, as Trustee.)

          WHEREAS, pursuant to certain Pooling and Servicing Agreements identified in Appendix I attached hereto (the "Pooling and Servicing Agreements"), Green Tree is entitled to receive guarantee fees (the "Guarantee Fees") for providing credit enhancement against delinquencies, defaults and net liquidation losses on the related pool of manufactured housing contracts.

          WHEREAS, pursuant to the terms and conditions set forth herein, Green Tree desires to assign to Finance I its right to receive the Guarantee Fees.

                                   ARTICLE I
                         ASSIGNMENT OF GUARANTEE FEES

          1.01 Guarantee Fees. Subject to and upon the terms and conditions set forth in this Assignment, Green Tree, as a contribution of capital, hereby transfers, assigns and delivers to Finance I all of its right to receive the Guarantee Fees, payable on or after July 15, 1995. In order to effect such transfer, Green Tree shall deliver to the Trustee under the Pooling and Servicing Agreements a written notification in substantially the form attached hereto as Exhibit A.

          1.02 Security Interest in the Guarantee Fees. Although the parties intend that the assignment of Green Tree's right to receive the Guarantee Fees pursuant to this Assignment shall constitute an absolute assignment and not a loan, if such assignment is deemed to be a loan, the parties intend that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Assignment. The parties also intend and agree that Green Tree shall be deemed to have granted to Finance I, and Green Tree does hereby grant to Finance I, a security interest in the Guarantee Fees, and that this Assignment shall constitute a security agreement under applicable law. Green Tree further represents and warrants that all steps necessary to make such security interest a first-priority perfected security interest have been taken, and further covenants that it will take all steps necessary to maintain the first-priority perfected status of such security interest during the term of this Agreement. Green Tree further agrees that it shall at any time or times hereafter execute such instruments and perform such acts as the

Trustee or Finance I may request to establish and maintain a valid security interest in the Guarantee Fees.

                                  ARTICLE II
             INSIDE REFINANCING PAYMENTS AND REPURCHASE PAYMENTS;
                             SERVICING OBLIGATIONS

          2.01 Inside Refinancing Payments. As part of the foregoing transfer, with respect to each Contract which is refinanced by an Obligor (as such terms are defined in the Pooling and Servicing Agreements) through Green Tree, Green Tree agrees to pay to or upon the order of Finance I an amount (an "inside refinancing payment") equal to the unpaid balance of such Contract, multiplied by the factor applicable to such Contract, based on the month in which such refinancing occurs, as specified for the applicable Securitized Pool in Exhibit A to the Residual Assets Assignment. Green Tree further agrees that any such inside refinancing payments that it is obligated to pay hereunder during any one month period will be made by 3:00 p.m. St. Paul, Minnesota time on the business day immediately preceding the Distribution Date for such month.

          2.02 Repurchase Payments. As part of the foregoing transfer, with respect to each Contract in a Securitized Pool which is repurchased by Green Tree pursuant to its right as Servicer to repurchase such Contract when the outstanding balance of such Securitized Pool has declined to 10% or less of its initial principal balance, or which is repurchased by Green Tree because of a breach of certain representations and warranties contained in the applicable Pooling and Servicing Agreement, Green Tree agrees to pay to or upon the order of Finance I an amount (a "repurchase payment") equal to the unpaid balance of such Contract multiplied by the factor applicable to such Contract, based on the month in which such repurchase occurs, as specified in Exhibit A to the Residual Assets Assignment. Green Tree further agrees that any such repurchase payments that it is obligated to pay hereunder during any one month period will be made by 3:00 p.m. St. Paul, Minnesota time on the business day immediately preceding the Distribution Date for such month.

          2.03 Servicing Obligations. Green Tree agrees to continue to act as servicer of the Contracts, to provide such reports with respect to the Guarantee Fees as Finance I may reasonably request, and to enter into such further agreements with Finance I or its assignee relating to such servicing obligations as Finance I may reasonably request.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF GREEN TREE

          Green Tree hereby represents and warrants to Finance I that:

          3.01 Green Tree. Green Tree is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with the requisite corporate power and authority to enter into this Assignment and to perform the obligations required of it hereunder. The execution and performance of this Assignment by Green Tree and the consummation of the transactions contemplated hereby will not violate any provision of law applicable to Green Tree, and do not and will not conflict with any of the terms of its Certificate of Incorporation or By-Laws. The execution and performance of this Assignment will not violate the Pooling and Servicing Agreements; nor will the execution and performance of this Assignment conflict with any other material agreements of Green Tree which would result in a material adverse effect on Green Tree.

          3.02 Compliance with Contracts and Regulations. Green Tree has complied with all its obligations under the Contracts and the Pooling and Servicing Agreements and all applicable laws and regulations of the Federal Housing Administration ("FHA"), the Veterans Administration ("VA") and any other government authority which might affect the validity or enforceability of the Contracts or the Pooling and Servicing Agreements and the consummation of the transactions contemplated hereby will not violate any such obligations, laws or regulations.

          3.03 Title to the Guarantee Fees. Green Tree is currently the sole owner of the Guarantee Fees, free and clear of all liens and encumbrances and upon the execution and delivery of this Assignment, together with the notification to the Trustee under the Pooling and Servicing Agreements, Finance I shall be the sole owner of the Guarantee Fees, free and clear of all liens and encumbrances.

          3.04 Guarantee Fee Valuation. The valuation of the Guarantee Fees disclosed in the Prospectus dated August 2, 1995 relating to the Senior Certificates represents a reasonable estimate of the present value of the cash flows from the Guarantee Fees, based on Green Tree management's best estimate of the future principal prepayments, defaults and recovery rates on the related Contracts, which in turn is based on Green Tree's historical experience with pools of manufactured housing contracts, and using a discount rate that Green Tree management believes approximates a market rate of interest for the Guarantee Fees and the Residual Assets. Such valuations were also presented to the Rating Agencies for use in their analysis of the Senior Certificates. Green Tree does not, however, warrant that the related Contracts will actually conform to such estimates.

                                  ARTICLE IV
                                 MISCELLANEOUS

          4.01 Remedies.

          (a) Any material breach by Green Tree of any representation or warranty made hereunder shall be enforceable by all remedies available in law or equity, including the repurchase of the Guarantee Fees by Green Tree.

          (b) Green Tree acknowledges that Finance I intends to pledge the Guarantee Fees and all Finance I's rights under this Assignment to the Trust pursuant to a Security Agreement, dated as of August 9, 1995, between Finance I and the Trust. Green Tree further acknowledges that all rights and remedies available to Finance I upon the material breach by Green Tree of any representations or warranties made hereunder are also available to the Trustee of such Trust.

          4.02 Non-Petition Covenant. Green Tree hereby agrees that it shall not, for any reason, institute proceedings for Finance I or the Trust to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Finance I or the Trust, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to the bankruptcy of Finance I or the Trust, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Finance I or the Trust or a substantial part of the property of Finance I or the Trust or cause or permit Finance I or the Trust to make any assignment for the benefit of creditors, or admit in writing the inability of Finance I or the Trust to pay its debts generally as they become due, or declare or effect a moratorium on the debt of Finance I or the Trust or take any action in furtherance of any such action.

          4.03 Survival of Representations and Warranties. Green Tree covenants and agrees that its representations and warranties in this Assignment, and in any document delivered or to be delivered pursuant hereto, shall survive the date hereof.

          4.04 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Assignment and the performance of the obligations imposed by this Assignment.

          IN WITNESS WHEREOF, Green Tree has executed this Assignment as of the day and year first above written.


                              GREEN TREE FINANCIAL CORPORATION


                              By
                                 ---------------------------------
                                 Its
                                     -----------------------------


Acknowledged by:              GREEN TREE MANUFACTURED
                              HOUSING NET INTEREST MARGIN
                              FINANCE CORP. I


                              By
                                 ---------------------------------
                                 Its
                                     -----------------------------

                                   EXHIBIT A
                         FORM OF TRUSTEE NOTIFICATION
                         FOR GUARANTEE FEE ASSIGNMENT



First Bank National Association
Corporate Trust Department
180 East 5th Street
St. Paul, Minnesota 55101
Attention:  Corporate Trust Administration, Second Floor

Ladies and Gentlemen:

         You are currently acting as Trustee under the Pooling and Servicing Agreements between Green Tree Financial Corporation ("Green Tree"), as Seller and Servicer, and you, as Trustee for the Securitized Manufactured Housing Pools (the "Guarantee Fee Securitized Pools") listed on Appendix I attached hereto.
As such Trustee, you are obligated to remit to Green Tree the Guarantee Fees (as defined in such Pooling and Servicing Agreements). We hereby notify you that we have assigned all of our right to receive such Guarantee Fees on or after July 15, 1995 to Green Tree Manufactured Housing Net Interest Margin Finance Corp. I ("Finance I"). Henceforth you should remit all proceeds of such Guarantee Fees to Finance I or its assignee.


Dated August 9, 1995          GREEN TREE FINANCIAL CORPORATION


                              By
                                 ---------------------------------
                                 Its
                                     -----------------------------



Acknowledged:

First Bank National Association



By
   ---------------------------------
   Its
       -----------------------------

                                  APPENDIX I
                                GUARANTEE FEES

                           DATE OF
 SECURITIZED POOL   POOLING AND SERVICING
       NAME               AGREEMENT         MAXIMUM AMOUNT
       ----               ---------         --------------

GTFC 1994-5         August 1, 1994         300 Basis Points

GTFC 1994-6         September 1, 1994      300 Basis Points

GTFC 1994-7         November 1, 1994       300 Basis Points

GTFC 1994-8         December 1, 1994       300 Basis Points

GTFC 1995-1         February 1, 1995       300 Basis Points

GTFC 1995-3         May 1, 1995            300 Basis Points

GTFC 1995-4         June 1, 1995           300 Basis Points

                                      I-1